Samaritan Pharmaceuticals Anticipates Continued Growth in 2008

Management Proves Their Ability to Persist on Successful Path in 2007,

•	Advanced Three Promising Breakthrough Drugs On Human Clinical Trial Path

•	Successfully In-Licensed 11 Specialty Prescription Drugs for Sales in Greece and Eastern Europe to Generate Sustaining Research Revenue

LAS VEGAS – December 27, 2007 — Samaritan Pharmaceuticals, Inc. (OTCBB:SPHC) http://www.samaritanpharma.com), a biopharmaceutical company focused on developing innovative therapeutics in the areas of CNS, cancer, cardiovascular, and infectious diseases, announces Samaritan management has proven their ability to continue on a successful path to commercial breakthrough drugs and Samaritan’s 2008 prognosis looks good.

During the year, Samaritan remained focused on developing and commercializing its robust clinical pipeline of innovative therapeutic drugs. The Company has made considerable progress in advancing its late stage HIV drug SP-01A through two Phase II monotherapy trials, advancing its promising memory restoring Alzheimer’s drug in preparation for Phase I human trials and its stress hormone modulating drug for high cortisol Cushing’s disease. Samaritan also made considerable progress in its new pharmaceutical distribution business in Greece and Eastern Europe, through the in licensing of 11 specialty drugs. Through this new entity, the Company is now generating revenue and supporting its clinical development programs.

“We have made significant advancements this year in our ongoing clinical development programs and the successful launch of our new international distribution business,” commented Dr. Janet Greeson, Chief Executive Officer. “We believe that there is significant growth potential in Greece and Eastern Europe for our in-licensed specialty prescription drugs and will move forward with increasing revenues in the division through the in-licensing of additional products. Our clinical development programs are moving forward as well. We look forward to providing updates on the phase III. 2008 should prove to be a very busy year with growth in the distribution business and developments in our clinical programs. We will update our shareholders accordingly.”

Samaritan has three strategies to drive revenue growth, support clinical trials, and ultimately generate profit. The strategies include, the out-licensing of drugs that offer a substantial benefit to patients compared to what is already on the market to major Pharma, the in-licensing of approved drugs for our niche territories of Greece and Eastern Europe to generate sell sustaining revenue, and making every shareholder dollar count by utilizing in-house expertise to conserve precious capital.

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic drugs that offer a substantial for suffering patients. Samaritan has partnered its Phase II/III infectious disease drug oral HIV viral-entry inhibitor drug. Its promising memory-restoring Alzheimer’s drug Caprospinol expects to enter a Phase I clinical trial after acute toxicity study and its High Stress Cortisol drug to counteract Cushing’s disease expects to enter Phase II clinical trials. Samaritan has several drugs it is preparing for FDA IND status; it is evaluating the use of SP-1000 for hypercholesterolemia patients and the use of SP-30 as an ``oral treatment’’ for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

The Samaritan Pharmaceuticals Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2670

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

The Investor Relations Group

Investor Relations:

Adam Holdsworth

Erica Ruderman

Rachel Colgate

212-825-3210